Exhibit 99.1



                     Benihana Inc. Appoints Juan C. Garcia
      as President of the Company; Joel A. Schwartz to Remain Chairman of
                      the Board & Chief Executive Officer


    MIAMI--(BUSINESS WIRE)--March 28, 2007--Benihana Inc. (NASDAQ:
BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, announced today that Juan C. Garcia has been appointed President of the Company, effective April 2, 2007. Joel A. Schwartz, who had previously served as Chairman of the Board, President, and Chief Executive Officer, will continue on a full time basis in his other two roles. Mr. Garcia is currently the Company's Senior Vice President and Chief Operating Administrative Officer, having joined Benihana Inc. as a staff accountant in 1982.

    During his 25 year tenure with the Company, Mr. Garcia has developed into a capable executive with broad generalist experience covering the entire scope of the business and the restaurant industry. Under Mr. Schwartz's leadership and direction, Mr. Garcia most recently shared responsibility for all aspects of business development, real estate, restaurant design and construction, license and permit issues, human resources, franchising, information technology, risk management, operations, as well as strategic and business planning.

    A registered CPA in Florida, Mr. Garcia received his undergraduate and masters degrees in accounting from Florida International
University. He is currently a member of the Florida Institute of Certified Public Accountants (FICPA) and the American Institute of Certified Public Accountants (AICPA).

    Joel A. Schwartz, Chairman of the Board and Chief Executive Officer, said, "Benihana is committed to the ongoing identification and adoption of corporate governance best practices, and today's action aligns us with the growing number of public companies that have separated these two roles. Juan's leadership abilities, insights, and experience truly speak for themselves, as he has been an integral part of this organization and its growth for two and a half decades. He is an extremely talented and focused individual who possesses exceptional operational expertise and familiarity with all facets of our business, and I am confident that he is well suited for his new role as President."

    Mr. Schwartz concluded, "As Chief Executive Officer, I will continue to set the long-term strategic direction and operating policies for the Company and will evaluate and review Juan's performance as he assumes his new leadership position. I look forward to working with him as we realize the potential of each of our three brands."

    About Benihana

    Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 79 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and thirteen RA Sushi Bar restaurants. Under development at present are fourteen restaurants - four Benihana teppanyaki restaurants, two Haru restaurants, and eight RA Sushi restaurants. In addition, 17 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.



    CONTACT: Benihana Inc.
             Joel A. Schwartz, Jose Ortega or Michael R. Burris
             305-593-0770
             or
             Integrated Corporate Relations
             Tom Ryan or Raphael Gross, 203-682-8200